Exhibit 99.1
news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-4033 For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation Reports 2021 Earnings

•Strategic repositioning remains on track.
•Announces completion of the company's targeted $1 billion in share repurchases.
•Declares quarterly common stock dividend of $0.20 per share, based on existing business operations.
•Plans to provide comprehensive financial update, including updated annualized dividend and earnings forecasts, at investor day following anticipated final order on Narragansett acquisition.

    ALLENTOWN, Pa. (Feb. 18, 2022) – PPL Corporation (NYSE: PPL) on Friday (2/18) reported a 2021 net loss of $1.48 billion, or $1.93 per share, compared with reported earnings of $1.47 billion, or $1.91 per share in 2020.
Adjusting for special items, 2021 earnings from ongoing operations (non-GAAP) were $806 million, or $1.05 per share, compared with $774 million, or $1.00 per share, a year ago. Special items were primarily attributable to discontinued operations associated with PPL's former U.K. utility business, a U.K. tax rate change and a loss on the early extinguishment of company debt.
"2021 was a significant year for PPL as we strategically repositioned the company for future growth and success. With the sale of our U.K. business and the planned acquisition of Narragansett Electric, we are extremely excited about the future for our company, our customers and our shareowners. And as we executed on our strategic transactions, we worked tirelessly to positively impact our customers' lives, deliver best-in-class energy service, and strengthen our communities," said PPL President and Chief Executive Officer Vincent Sorgi.
"We provided energy safely, reliably and affordably to our customers, achieving award-winning customer satisfaction in the process. We continued to lead the way in deploying innovative smart grid solutions to improve resilience and enable increased distributed energy resources, including renewables. In addition, we made significant progress in advancing our clean energy strategy. This included adopting a net-zero carbon emissions goal and significantly ramping up our investment in clean energy research and development to achieve our goal."
After completing the sale of its U.K. utility business in 2021, PPL remains focused on obtaining approval for the acquisition of The Narragansett Electric Company from National Grid. The company said it anticipates receiving a final order from the Rhode Island Division of Public Utilities and Carriers by March 2022. PPL expects to provide a strategic update, including details on its plan to achieve competitive earnings per share growth, at an investor day following the decision.
The company also announced that it completed its targeted $1 billion in share repurchases through Dec. 31, 2021.
In addition, PPL announced a quarterly common stock dividend of $0.20 per share, payable April 1, 2022, to shareowners of record as of March 10, 2022. This will mark the company’s 305th consecutive quarterly dividend paid since 1946. The dividend payment is based on projected earnings per share from PPL's existing business operations in Pennsylvania and Kentucky and the company’s targeted payout ratio of 60%-65%. During its investor day, PPL plans to provide updated annualized dividend expectations and future dividend growth projections that are in line with earnings per share growth.
PPL’s fourth-quarter 2021 reported earnings were $134 million, or $0.18 per share, compared with reported earnings of $290 million, or $0.38 per share, in 2020.
Adjusting for special items, primarily attributable to integration expenses associated with the planned acquisition of Narragansett Electric and discontinued operations associated with the U.K. utility business, fourth-quarter 2021 earnings from ongoing operations were $163 million, or $0.22 per share, compared with fourth-quarter 2020 earnings from ongoing operations of $181 million, or $0.23 per share.

Fourth-Quarter and Year-to-Date Earnings Details

    As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). "Earnings from ongoing operations" is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per share amounts)	4th Quarter			Year
	2021	2020	Change	2021	2020	Change
Reported earnings	$134	$290	(54)%	$(1,480)	$1,469	NM*
Reported earnings per share	$0.18	$0.38	(53)%	$(1.93)	$1.91	NM*

	4th Quarter			Year
	2021	2020	Change	2021	2020	Change
Earnings from ongoing operations	$163	$181	(10)%	$806	$774	4%
Earnings from ongoing operations per share	$0.22	$0.23	(4)%	$1.05	$1.00	5%
*NM: Not meaningful

Fourth-Quarter and Year-to-Date Earnings by Segment

	4th Quarter		Year
Per share	2021	2020	2021	2020
Reported earnings
Kentucky Regulated	$0.11	$0.11	$0.62	$0.54
Pennsylvania Regulated	0.15	0.16	0.58	0.65
Corporate and Other	(0.07)	(0.05)	(1.17)	(0.36)
Discontinued Operations	(0.01)	0.16	(1.96)	1.08
Total	$0.18	$0.38	$(1.93)	$1.91

	4th Quarter		Year
	2021	2020	2021	2020
Special items (expense) benefit
Kentucky Regulated	$—	$—	$0.01	$(0.01)
Pennsylvania Regulated	—	—	(0.03)	—
Corporate and Other	(0.03)	(0.01)	(1.00)	(0.16)
Discontinued Operations	(0.01)	0.16	(1.96)	1.08
Total	$(0.04)	$0.15	$(2.98)	$0.91

	4th Quarter		Year
	2021	2020	2021	2020
Earnings from ongoing operations
Kentucky Regulated	$0.11	$0.11	$0.61	$0.55
Pennsylvania Regulated	0.15	0.16	0.61	0.65
Corporate and Other	(0.04)	(0.04)	(0.17)	(0.20)
Total	$0.22	$0.23	$1.05	$1.00

Key Factors Impacting Earnings

In addition to the segment drivers outlined below, PPL's reported earnings in 2021 included special-item after-tax expenses of $2.29 billion, or $2.98 per share, primarily attributable to discontinued operations associated with the U.K. utility business, a U.K. tax rate change and a loss on the early extinguishment of debt. The special-item charges attributable to discontinued operations included a non-cash net loss on the sale of the U.K. utility business, primarily due to the realization of accumulated other comprehensive losses and forecasted federal taxes associated with the sale, partially offset by earnings from the operations of the U.K. utility business until completion of its sale on June 14, 2021. Reported earnings in 2020 included a special-item after-tax benefit of $695 million, or $0.91 per share, attributable to U.K. earnings that were reclassified to discontinued operations, partially offset primarily by a U.K. tax rate change.
    PPL's reported earnings for the fourth quarter of 2021 included special-item after-tax expenses of $29 million, or $0.04 per share, primarily attributable to integration expenses associated with the planned acquisition of Narragansett Electric and discontinued operations associated with the U.K. utility business. Reported earnings for the fourth quarter of 2020 included a special-item after-tax benefit of $109 million, or
$0.15 per share, attributable to U.K. earnings that were reclassified to discontinued operations, partially offset by other factors.

Kentucky Regulated Segment
    PPL's Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
    Reported earnings in 2021 increased by $0.08 per share compared with a year ago. Earnings from ongoing operations in 2021 increased by $0.06 per share compared with a year ago. Excluding special items, factors driving earnings results included higher retail rates effective July 1, 2021, and lower interest expense primarily due to interest costs allocated to the Kentucky Regulated segment in 2020 that were not allocated in 2021 and lower interest rates. These factors were partially offset by higher depreciation expense and higher operation and maintenance expense.
    Reported earnings and earnings from ongoing operations in the fourth quarter of 2021 were comparable to a year ago. Factors driving earnings results primarily included higher operation and maintenance expense and higher depreciation expense, offset by higher retail rates effective July 1, 2021.

Pennsylvania Regulated Segment
    PPL's Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings in 2021 decreased by $0.07 per share compared with a year ago. Earnings from ongoing operations decreased by $0.04 per share compared to a year ago. Excluding special items, factors driving earnings results primarily included a reduction in the transmission formula rate return on equity, lower peak transmission demand and higher operation and maintenance expense, partially offset by returns on additional capital investments in transmission.
Reported earnings and earnings from ongoing operations in the fourth quarter of 2021 decreased by $0.01 per share compared with a year ago. Excluding special items, factors driving earnings results primarily included a reduction in the transmission formula rate return on equity and higher operation and maintenance expense, partially offset by returns on additional capital investments in transmission.

Corporate and Other
    PPL's Corporate and Other category primarily includes unallocated corporate-level financing and other costs.
Reported earnings in 2021 decreased by $0.81 per share compared with a year ago. Earnings from ongoing operations in 2021 increased by $0.03 per share compared with a year ago. Excluding special items, factors driving earnings results primarily included lower interest expense, partially offset by other factors.
Reported earnings in the fourth quarter of 2021 decreased by $0.02 per share compared with a year ago. Earnings from ongoing operations in the fourth quarter of 2021 were comparable to a year ago. Excluding special items, factors driving earnings results primarily included lower interest expense, offset by other factors.

About PPL

    PPL Corporation (NYSE:PPL), based in Allentown, Pennsylvania, is a leading U.S. energy company focused on providing electricity and natural gas safely, reliably and affordably to more than 2.5 million customers in the U.S. PPL’s high-performing, award-winning utilities are addressing energy challenges head-on by building smarter, more resilient and more dynamic power grids and advancing sustainable energy solutions. For more information, visit www.pplweb.com.

# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast
PPL invites interested parties to listen to a live Internet webcast of management's teleconference with financial analysts about fourth-quarter and full-year 2021 financial results at 11 a.m. Eastern time on Friday, Feb. 18. The call will be webcast live, in audio format, together with slides of the presentation. Interested individuals can access the webcast link at www.pplweb.com/investors under Events and Presentations or access the live conference call via telephone at 1-888-346-8683. International participants should call 1-412-902-4270. Participants will need to enter the following “Elite Entry” number in order to join the conference: 9935125. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call.

# # #

Management utilizes “Earnings from Ongoing Operations” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management’s view of PPL’s earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the statutory tax rate of the entity where the activity is recorded. Special items may include items such as:

•Gains and losses on sales of assets not in the ordinary course of business.
•Impairment charges.
•Significant workforce reduction and other restructuring effects.
•Acquisition and divestiture-related adjustments.
•Significant losses on early extinguishment of debt.
•Other charges or credits that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: asset or business acquisitions and dispositions; the novel coronavirus pandemic or other pandemic health events or other catastrophic events and their effect on financial markets, economic conditions and our businesses; market demand for energy in our service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in jurisdictions where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism, or war or other hostilities; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.
Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION(1)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	December 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$3,571	$442
Accounts receivable	641	689
Unbilled revenues	307	301
Fuel, materials and supplies	322	302
Other current assets	166	183
Current assets held for sale	—	18,983
Property, Plant and Equipment
Regulated utility plant	30,477	29,040
Less: Accumulated depreciation - regulated utility plant	6,488	6,008
Regulated utility plant, net	23,989	23,032
Non-regulated property, plant and equipment	266	237
Less: Accumulated depreciation - non-regulated property, plant and equipment	41	37
Non-regulated property, plant and equipment, net	225	200
Construction work in progress	1,256	1,268
Property, Plant and Equipment, net	25,470	24,500
Noncurrent regulatory assets	1,236	1,262
Goodwill and other intangibles	1,059	1,067
Other noncurrent assets	451	387
Total Assets	$33,223	$48,116

Liabilities and Equity
Short-term debt	$69	$1,168
Long-term debt due within one year	474	1,074
Accounts payable	679	745
Other current liabilities	1,101	1,045
Current liabilities held for sale	—	11,023
Long-term debt	10,666	13,615
Deferred income taxes and investment tax credits	3,270	2,658
Accrued pension obligations	183	189
Asset retirement obligations	157	132
Noncurrent regulatory liabilities	2,422	2,530
Other deferred credits and noncurrent liabilities	479	564
Common stock and additional paid-in capital	12,311	12,278
Treasury stock	(1,003)	—
Earnings reinvested	2,572	5,315
Accumulated other comprehensive loss	(157)	(4,220)
Total Liabilities and Equity	$33,223	$48,116

(1)The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Operating Revenues	$1,485	$1,371	$5,783	$5,474

Operating Expenses
Operation
Fuel	179	154	710	632
Energy purchases	228	164	752	634
Other operation and maintenance	444	366	1,608	1,420
Depreciation	272	260	1,082	1,022
Taxes, other than income	54	49	207	180
Total Operating Expenses	1,177	993	4,359	3,888

Operating Income	308	378	1,424	1,586

Other Income (Expense) - net	(10)	(9)	15	2

Interest Expense	108	155	918	634

Income (Loss) from Continuing Operations Before Income Taxes	190	214	521	954

Income Taxes	48	48	503	314

Income (Loss) from Continuing Operations After Income Taxes	142	166	18	640

Income (Loss) from Discontinued Operations (net of income taxes)	(8)	124	(1,498)	829

Net Income (Loss)	$134	$290	$(1,480)	$1,469

Earnings Per Share of Common Stock:
Basic and Diluted
Income (Loss) from Continuing Operations After Income Taxes	$0.19	$0.22	$0.03	$0.83
Income (Loss) from Discontinued Operations (net of income taxes)	(0.01)	0.16	$(1.96)	$1.08
Net Income Available to PPL Common Shareowners	$0.18	$0.38	$(1.93)	$1.91

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	745,456	768,852	762,902	768,590
Diluted	747,702	769,725	764,819	769,384

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	2021	2020	2019
Cash Flows from Operating Activities
Net income (loss)	$(1,480)	$1,469	$1,746
Loss (income) from discontinued operations (net of income taxes)	1,498	(829)	(1,010)
Income from continuing operations (net of income taxes)	18	640	736
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,082	1,022	949
Amortization	39	58	58
Deferred income taxes and investment tax credits	87	169	169
Loss on extinguishment of debt	395	—	—
Other	57	67	69
Change in current assets and current liabilities
Accounts receivable	(14)	(70)	(3)
Accounts payable	24	(1)	(66)
Taxes payable	27	131	9
Regulatory assets and liabilities, net	52	(63)	(88)
Other	(67)	118	(29)
Other operating activities
Defined benefit plans - funding	(53)	(119)	(73)
Other	(103)	(80)	(124)
Net cash provided by operating activities - continuing operations	1,544	1,872	1,607
Net cash provided by operating activities - discontinued operations	726	874	820
Net cash provided by operating activities	2,270	2,746	2,427
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(1,973)	(2,270)	(2,243)
Proceeds from sale of discontinued operations, net of cash divested	10,560	—	—
Other investing activities	(23)	4	10
Net cash provided by (used in) investing activities - continuing operations	8,564	(2,266)	(2,233)
Net cash provided by (used in) investing activities - discontinued operations	(607)	(992)	(847)
Net cash provided by (used in) investing activities	7,957	(3,258)	(3,080)
Cash Flows from Financing Activities
Issuance of long-term debt	650	1,848	1,099
Retirement of long-term debt	(4,606)	(975)	(300)
Issuance of common stock	9	34	1,167
Payment of common stock dividends	(1,279)	(1,275)	(1,192)
Purchase of treasury stock	(1,003)	—	—
Issuance of term loan	—	300	—
Issuance of commercial paper	—	73	—
Retirement of term loan	(300)	—	—
Retirement of commercial paper	(73)	—	—
Net increase (decrease) in short-term debt	(726)	(43)	(341)
Other financing activities	(16)	137	(25)
Net cash provided by (used in) financing activities - continuing operations	(7,344)	99	408
Net cash provided by (used in) financing activities - discontinued operations	(411)	209	171
Contributions from discontinued operations	365	78	257
Net cash provided by (used in) financing activities	(7,390)	386	836
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash included in Discontinued Operations	8	17	10
Net (Increase) Decrease in Cash, Cash Equivalents and Restricted Cash included in Discontinued Operations	284	(108)	(154)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	3,129	(217)	39
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	443	660	621
Cash, Cash Equivalents and Restricted Cash at End of Period	$3,572	$443	$660

Supplemental Disclosures of Cash Flow Information
Cash paid (received) during the period for:
Interest - net of amount capitalized	$191	$586	$552
Income taxes - net	$284	$4	$(12)
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at December 31,	$245	$257	$292

Operating - Electricity Sales (Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
			Percent			Percent
(GWh)	2021	2020	Change	2021	2020	Change

PA Regulated Segment
Retail Delivered	8,959	8,870	1.0%	37,005	36,008	2.8%

KY Regulated Segment
Retail Delivered	6,836	6,882	(0.7)%	29,429	28,474	3.4%
Wholesale(1)	133	150	(11.3)%	888	542	63.8%
Total	6,969	7,032	(0.9)%	30,317	29,016	4.5%

Total	15,928	15,902	0.2%	67,322	65,024	3.5%

(1)Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

4th Quarter 2021	(millions of dollars)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$79	$110	$(47)	$(8)	$134
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	(8)	(8)
Talen litigation costs, net of tax of $1	—	—	(6)	—	(6)
Strategic corporate initiatives, net of tax of $0, $0, $1	(1)	—	(5)	—	(6)
Acquisition integration, net of tax of $2	—	—	(11)	—	(11)
Solar panel impairment, net of tax of $0	—	—	2	—	2
Total Special Items	(1)	—	(20)	(8)	(29)
Earnings from Ongoing Operations	$80	$110	$(27)	$—	$163

	(per share - diluted)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$0.11	$0.15	$(0.07)	$(0.01)	$0.18
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	(0.01)	(0.01)
Talen litigation costs	—	—	(0.01)	—	(0.01)
Strategic corporate initiatives	—	—	(0.01)	—	(0.01)
Acquisition integration	—	—	(0.01)	—	(0.01)
Total Special Items	—	—	(0.03)	(0.01)	(0.04)
Earnings from Ongoing Operations	$0.11	$0.15	$(0.04)	$—	$0.22

(1) Reported Earnings represents Net Income.
(2) PPL sold its U.K. utility business on June 14, 2021, and its earnings were treated as a special item.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2021	(millions of dollars)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$468	$445	$(895)	$(1,498)	$(1,480)
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	(1,502)	(1,502)
Talen litigation costs, net of tax of $4	—	—	(16)	—	(16)
Strategic corporate initiatives, net of tax of $0, $0, $2	(1)	—	(8)	—	(9)
Valuation allowance adjustment	4	—	(4)	4	4
Transmission formula rate return on equity settlement, net of tax of $8	—	(20)	—	—	(20)
Acquisition integration, net of tax of $6	—	—	(22)	—	(22)
U.K. tax rate change	—	—	(383)	—	(383)
Solar panel impairment, net of tax of $9	—	—	(26)	—	(26)
Loss on early extinguishment of debt, net of tax of $83	—	—	(312)	—	(312)
Total Special Items	3	(20)	(771)	(1,498)	(2,286)
Earnings from Ongoing Operations	$465	$465	$(124)	$—	$806

	(per share - diluted)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$0.62	$0.58	$(1.17)	$(1.96)	$(1.93)
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	(1.97)	(1.97)
Talen litigation costs	—	—	(0.02)	—	(0.02)
Strategic corporate initiatives	—	—	(0.01)	—	(0.01)
Valuation allowance adjustment	0.01	—	(0.01)	0.01	0.01
Transmission formula rate return on equity settlement	—	(0.03)	—	—	(0.03)
Acquisition integration	—	—	(0.03)	—	(0.03)
U.K. tax rate change	—	—	(0.50)	—	(0.50)
Solar panel impairment	—	—	(0.03)	—	(0.03)
Loss on early extinguishment of debt	—	—	(0.40)	—	(0.40)
Total Special Items	0.01	(0.03)	(1.00)	(1.96)	(2.98)
Earnings from Ongoing Operations	$0.61	$0.61	$(0.17)	$—	$1.05

(1) Reported Earnings represents Net Income.
(2) PPL sold its U.K. utility business on June 14, 2021, and its earnings were treated as a special item.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

4th Quarter 2020	(millions of dollars)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other(2)	Ops.(3)	Total
Reported Earnings(1)	$88	$126	$(48)	$124	$290
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	124	124
Talen litigation costs, net of tax of $1	—	—	(7)	—	(7)
COVID-19 impact, net of tax of $1, $0, $0	(1)	—	—	—	(1)
Strategic corporate initiatives, net of tax of $0	—	—	(1)	—	(1)
Executive retirement benefits, net of tax of $2	—	—	(6)	—	(6)
Total Special Items	(1)	—	(14)	124	109
Earnings from Ongoing Operations	$89	$126	$(34)	$—	$181

	(per share - diluted)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other(2)	Ops.(3)	Total
Reported Earnings(1)	$0.11	$0.16	$(0.05)	$0.16	$0.38
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	0.16	0.16
Talen litigation costs	—	—	(0.01)	—	(0.01)
Total Special Items	—	—	(0.01)	0.16	0.15
Earnings from Ongoing Operations	$0.11	$0.16	$(0.04)	$—	$0.23

(1) Reported Earnings represents Net Income.
(2) The amount for the period ended December 31, 2020, has been adjusted for certain costs that were previously included in the U.K. Regulated segment.
(3) PPL sold its U.K. utility business on June 14, 2021, and its earnings were treated as a special item.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2020	(millions of dollars)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other(2)	Ops.(3)	Total
Reported Earnings(1)	$418	$497	$(275)	$829	$1,469
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	829	829
Talen litigation costs, net of tax of $3	—	—	(13)	—	(13)
COVID-19 impact, net of tax of $2, $0, $0	(5)	(1)	(1)	—	(7)
U.K. tax rate change	—	—	(102)	—	(102)
Strategic corporate initiatives, net of tax of $2	—	—	(6)	—	(6)
Executive retirement benefits, net of tax of $2	—	—	(6)	—	(6)
Total Special Items	(5)	(1)	(128)	829	695
Earnings from Ongoing Operations	$423	$498	$(147)	$—	$774

	(per share - diluted)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other(2)	Ops.(3)	Total
Reported Earnings(1)	$0.54	$0.65	$(0.36)	$1.08	$1.91
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	1.08	1.08
Talen litigation costs	—	—	(0.02)	—	(0.02)
COVID-19 impact	(0.01)	—	—	—	(0.01)
U.K. tax rate change	—	—	(0.13)	—	(0.13)
Strategic corporate initiatives	—	—	(0.01)	—	(0.01)
Total Special Items	(0.01)	—	(0.16)	1.08	0.91
Earnings from Ongoing Operations	$0.55	$0.65	$(0.20)	$—	$1.00

(1) Reported Earnings represents Net Income.
(2) The amount for the year ended 2020 has been adjusted for certain costs that were previously included in the U.K. Regulated segment.
(3) PPL sold its U.K. utility business on June 14, 2021, and its earnings were treated as a special item.